EXHIBIT (A)(1)

                                SPX CORPORATION

     OFFER TO PURCHASE FOR CASH UP TO 2,700,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
      AT A PURCHASE PRICE NOT GREATER THAN $56 NOR LESS THAN $48 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW
    YORK CITY TIME, ON THURSDAY, MAY 8, 1997, UNLESS THE OFFER IS EXTENDED.

     SPX Corporation, a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $10.00 per share (including the associated Preferred Stock Purchase Rights (the "Rights"), the "Shares"), to the Company at prices not greater than $56 nor less than $48 per Share in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $56 nor less than $48 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 2,700,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $56 nor less than $48 per Share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms hereof.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "SPW." On April 9, 1997 the last full trading day on the NYSE prior to the announcement by the Company of the price range of and the number of Shares sought in the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $45 7/8. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 7.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.
                            ------------------------

                     The Dealer Managers for the Offer are:
                              GOLDMAN, SACHS & CO.
                            ------------------------
             The date of this Offer to Purchase is April 11, 1997.

                                   IMPORTANT

     Any stockholders desiring to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to The Bank of New York (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3. TO EFFECT A VALID TENDER OF SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                                    SUMMARY

    This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be
Purchased.....................   2,700,000 Shares (or such lesser number of
                                 Shares as are validly tendered).

Purchase Price................   The Company will determine a single per Share
                                 net cash price, not greater than $56 nor less than $48 per Share, that it will pay for Shares validly tendered. The Company will select the lowest Purchase Price that will allow it to buy
                                 2,700,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $56 nor less than $48 per Share) validly tendered. All Shares acquired in the Offer will be acquired at the Purchase Price even if tendered below the Purchase Price. Each stockholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not greater than $56 nor less than $48 per Share) at which such stockholder is willing to have Shares purchased by the Company. Stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box in the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." Checking this box may result in a Purchase Price of the Shares so tendered at the minimum price of $48.

Market Price of Shares........   On April 9, 1997, the last reported sale price
                                 of the Shares on the NYSE Composite Tape was $45 7/8 per Share.

How to Tender Shares..........   See Section 3. Call the Information Agent or
                                 consult your broker for assistance.

Dividends.....................   See Section 7 for a discussion of the
                                 suspension of further regular quarterly cash dividends.

Brokerage Commissions.........   None.

Stock Transfer Tax............   None, if payment is made to the registered
                                 holder.

Expiration and Proration
Dates.........................   Thursday, May 8, 1997, at 12:00 Midnight, New
                                 York City time, unless extended by the Company.

Payment Date..................   As soon as practicable after the Expiration
                                 Date.

Position of the Company and
its Directors.................   Neither the Company nor its Board of Directors
                                 makes any recommendation to any stockholder as to whether to tender or refrain from tendering
                                 Shares.

Withdrawal Rights.............   Tendered Shares may be withdrawn at any time
                                 until 12:00 Midnight, New York City time, on
                                 Thursday, May 8, 1997, unless the Offer is extended by the Company and, unless previously purchased, after 12:00 Midnight, New York City time, on Friday, June 6, 1997. See Section 4.

Odd Lots......................   There will be no proration of Shares tendered
                                 by any stockholder owning beneficially fewer than 100 Shares in the aggregate (excluding
                                 Shares attributable to individual accounts under the Savings Plan, but including Shares held in the Dividend Reinvestment Plan) as of the close of business April 10, 1997 and as of the Expiration Date, who tenders all such Shares at or below the Purchase Price prior to the Expiration Date and who checks the "Odd
                                 Lots" box in the Letter of Transmittal.

Further Developments Regarding
the Offer.....................   Call the Information Agent or consult your
                                 broker.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                            ------------------------

                               TABLE OF CONTENTS

SECTION                                                                PAGE
-------                                                                ----
SUMMARY..............................................................    3
INTRODUCTION.........................................................    5
THE OFFER............................................................    7
     1.  Number of Shares; Proration.................................    7
     2.  Tenders by Owners of Fewer than 100 Shares..................    9
     3.  Procedure for Tendering Shares..............................   10
     4.  Withdrawal Rights...........................................   14
     5.  Purchase of Shares and Payment of Purchase Price............   15
     6.  Certain Conditions of the Offer.............................   16
     7.  Price Range of Shares; Dividends............................   17
     8.  Background and Purpose of the Offer; Certain Effects of the
         Offer.......................................................   18
     9.  Interests of Directors and Executive Officers; Transactions
         and Arrangements Concerning the Shares......................   19
    10.  Source and Amount of Funds..................................   20
    11.  Certain Information about the Company.......................   20
    12.  Effects of the Offer on the Market for Shares; Registration
         under the Exchange Act......................................   28
    13.  Certain Legal Matters; Regulatory Approvals.................   28
    14.  Certain U.S. Federal Income Tax Consequences................   29
    15.  Extension of the Offer; Termination; Amendments.............   31
    16.  Fees and Expenses...........................................   32
    17.  Miscellaneous...............................................   33

TO THE HOLDERS OF SHARES OF COMMON STOCK OF
  SPX CORPORATION:

                                  INTRODUCTION

     SPX Corporation, a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $10.00 per share (including the associated Preferred Stock Purchase Rights (the "Rights"), the "Shares"), to the Company at prices not greater than $56 nor less than $48 per Share in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $56 nor less than $48 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 2,700,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $56 nor less than $48 per Share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms described below.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     If, before the Expiration Date, more than 2,700,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who validly tender Shares at prices at or below the Purchase Price (and do not withdraw them prior to the Expiration Date). The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration. The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. In addition, the Company will pay all fees and expenses of Goldman, Sachs & Co. (the "Dealer Managers"), Kissel-Blake Inc. (the "Information Agent") and The Bank of New York (the "Depositary") in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The Company is making the Offer in order (i) to enhance long-term stockholder value by implementing a comprehensive financial strategy that will use the Company's cash and debt capacity to improve the Company's capital structure and lower its cost of capital for the benefit of its stockholders and (ii) to afford to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Board of Directors believes the Company's financial condition and outlook for cash generation will allow it to meet the Company's first priority, which is to reinvest in the business, including through acquisitions. The Board of Directors believes that the purchase of Shares is an attractive use of the Company's financial resources and that the use of borrowing to fund the Offer will result in a more efficient and balanced capital structure for the Company. As part of the new capital structure strategy, the Company's Board of Directors also adopted new policies pertaining to the distribution to its stockholders of excess cash not required for value-enhancing investments, including acquisitions. To this end, the Board has suspended the payment of regular quarterly cash dividends to the Company's stockholders, although it anticipates additional distributions to stockholders at appropriate times in the form of open market share repurchases or otherwise. After the Share repurchase is completed, the Company believes it will have ready access to sources of capital sufficient to fund investments in the business, including through acquisition opportunities that might become available.

     The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $56 nor less than $48 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. In addition, the Offer may give stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer.

     In addition to its authorization of the Offer, the Board of Directors has also authorized the Company to purchase in open market or privately negotiated transactions, or otherwise, up to 200,000 additional Shares after the consummation of the Offer. Any such open market or privately negotiated purchase may be on the same terms or on terms more favorable or less favorable to stockholders than the terms of the Offer. However, the Company is not obligated to make any such open market or privately negotiated purchase, and no assurance can be given that the Company will engage in such transactions. In any event, the Company will not make (and is restricted from doing so under Rule 13e-4(f)) any such purchases until the expiration of at least ten business days after the termination of the Offer.

     The Company's Savings and Stock Ownership Plan (the "Savings Plan") holds Shares in the SPX Corporation Stock Fund under the Savings Plan (the "Fund"). Interests in the Fund are held in unallocated accounts or, if allocated, are held on a unitized basis in individual accounts for participants under the Savings Plan. Participants may instruct Fidelity Management Trust Company ("Fidelity"), as trustee of the Savings Plan, to tender all or part of the Shares attributable to a participant's individual account by following the instructions set forth in "Procedure for Tendering Shares -- Savings Plan" in
Section 3.

     Stockholders who are participants in the Company's Dividend Reinvestment Plan (the "Dividend Reinvestment Plan") may instruct The Bank of New York, as administrator of the Dividend Reinvestment Plan, to tender part or all of the Shares credited to a participant's account in the Dividend Reinvestment Plan by following the instructions set forth in "Procedure for Tendering Shares -- Dividend Reinvestment Plan" in Section 3.

     As of March 14, 1997, there were 14,877,014 Shares outstanding and 555,900 Shares issuable upon exercise of outstanding vested stock options under the Company's stock option plans or agreements relating thereto (the "Options"). The 2,700,000 Shares that the Company is offering to purchase represent approximately 18% of the outstanding Shares (approximately 17% assuming the exercise of all outstanding vested Options). In addition to the foregoing, 1,513,250 Shares are issuable upon exercise of outstanding unvested options under the Company's stock option plans or agreements relating thereto, which options are eligible for vesting at various times through 2002. The Shares are listed and principally traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "SPW." The Shares are also listed and traded on the Pacific Stock Exchange. On April 9, 1997, the last full trading day on the NYSE prior to the announcement by the Company of the price range of and the number of Shares sought in the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $45 7/8. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 2,700,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $56 nor less than $48 per Share. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, May 8, 1997, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 2,700,000 Shares (or such lesser number as are validly tendered at prices not greater than $56 nor less than $48 per Share) validly tendered and not withdrawn pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 2,700,000 Shares pursuant to the Offer. See
Section 15. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Managers' soliciting fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must specify the price (not greater than $56 nor less than $48 per Share) at which such stockholder is willing to have the Company purchase Shares. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (not greater than $56 nor less than $48 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 2,700,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $56 nor less than $48 per Share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

     If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 2,700,000 Shares (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

     Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 2,700,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

     (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

          (a) tenders all Shares (other than Shares attributable to individual accounts under the Savings Plan) beneficially owned by such Odd Lot owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

          (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

     (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price to the total number of Shares tendered by all stockholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to stockholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such stockholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     On June 25, 1996, the Company's Board of Directors declared a dividend distribution of one Right for each Share outstanding on June 25, 1996 (the "Record Date"). Each Share issued subsequent to the Record Date had a Right attached to it. The Rights expire on June 25, 2006 unless earlier redeemed by the Company. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $100, subject to adjustment. The Rights generally become exercisable upon the acquisition by a person of 15% or more of the Shares. The Rights are not currently exercisable and trade together with the Shares associated therewith. The Rights will not become exercisable or separately tradeable as a result of the Offer. Absent circumstances causing the Rights to become exercisable or separately tradeable prior to the Expiration Date, the tender of any Shares pursuant to the Offer will also constitute a tender of the associated Rights. No separate consideration will be paid for such Rights. Upon the purchase of Shares by the Company pursuant to the Offer, the sellers of the Shares so purchased will no longer have an interest in the Rights associated with such Shares. Upon completion of the Offer, the Company expects that one or more current stockholders might exceed the 15% ownership threshold which generally triggers exercisability of the Rights. Because the terms of the Rights provide an exception to the exercisability trigger for stockholders who involuntarily exceed such threshold as a result of stock repurchases by the Company, the completion of the Offer, by itself, will not result in exercisability of the Rights. Such stockholders may not, however, voluntarily acquire any additional Shares following completion of the Offer without triggering exercisability of the Rights.

     As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of April 4, 1997 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  TENDERS BY OWNERS OF FEWER THAN 100 SHARES

     The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of stockholders who beneficially owned as of the close of business on April 10, 1997 and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares, excluding Shares attributable to individual accounts under the Savings Plan, but including Shares held in the Dividend Reinvestment Plan ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares (excluding Shares attributable to individual accounts under the Savings Plan, but including Shares held in the Dividend Reinvestment Plan) that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate (excluding Shares attributable to individual accounts under the Savings Plan, but including Shares held in the Dividend Reinvestment
Plan), even if such owners have separate stock certificates for fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such stockholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal the price at which such Shares are being tendered, except that an Odd Lot Owner may check the box in the section entitled "Odd Lots" indicating that the stockholder is tendering all of such stockholder's Shares (excluding Shares attributable to individual accounts under the Savings Plan, but including Shares held in the Dividend Reinvestment Plan) at the Purchase Price. See
Section 3. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on a stock exchange.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3.  PROCEDURE FOR TENDERING SHARES

    Proper Tender of Shares. For Shares to be validly tendered pursuant to the
Offer:

          (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this offer to Purchase; or

          (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.25) AT WHICH SUCH STOCKHOLDER'S SHARES ARE BEING TENDERED, EXCEPT THAT AN ODD LOT OWNER MAY CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL ENTITLED "ODD LOTS" INDICATING THAT THE STOCKHOLDER IS TENDERING ALL OF SUCH STOCKHOLDER'S SHARES AT THE PURCHASE PRICE. Stockholders desiring to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered, except that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the offer) at more than one price. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL. Stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box on the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." Checking this box may result in a purchase of the Shares so tendered at the minimum price of $48.

     In addition, Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company or Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In this regard see Section 5 for information with respect to applicable stock transfer taxes. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO ONE OF THE BOOK-ENTRY TRANSFER FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such stockholder.

     Backup Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient for purposes of backup withholding tax, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of certain United States federal income tax consequences to tendering stockholders, see Section 14.

     Withholding for Foreign Stockholders. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof or
(iii) an estate or trust, the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption", "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 10 and 11 of the Letter of Transmittal.

     Savings Plan. As of December 31, 1996, the Savings Plan owned 713,663 Shares, all of which were held in the Fund. Interests in the Fund are held in unallocated accounts, or are allocated to the individual accounts of the Savings Plan participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to as "Participants"). Such Shares will, subject to the limitations of the Employee Retirement Income security Act of 1974, as amended ("ERISA"), and applicable regulations thereunder, be tendered by Fidelity, as trustee of the Savings Plan, in accordance with the terms of the applicable trust agreements. The trust agreement requires Fidelity to tender Shares attributable to Participant accounts according to the timely instructions of Participants to Fidelity, and to tender Shares attributable to the unallocated accounts in proportion to the timely tender instructions received from Participants. The trust agreement provides that Fidelity is not to tender Shares attributable to Participant accounts for which Fidelity has received no timely instructions. Fidelity will follow the terms of the trust agreement unless otherwise required by law. Fidelity will make available to the Participants to whose individual accounts Shares reflecting their interest in the Fund are credited all documents furnished to stockholders generally in connection with the Offer to the extent such materials are provided to Fidelity. Each such Participant will also receive a form upon which the Participant may instruct Fidelity regarding the Offer. Each Participant may direct that all, some or none of the Shares attributable to individual accounts under the Savings Plan be tendered and the price at which such Shares are to be tendered. Fidelity will also provide additional information in a separate letter with respect to the application of the offer to Participants in the Savings Plan. PARTICIPANTS IN THE SAVINGS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL ACCOUNTS, BUT MUST USE THE SEPARATE FORM SENT TO THEM. PARTICIPANTS IN THE SAVINGS PLAN ARE URGED TO READ THE SEPARATE FORM AND RELATED MATERIALS CAREFULLY. All proceeds received by Fidelity with respect to Shares held in unallocated accounts in the Savings Plan will be invested in the Fidelity Institutional Cash Portfolios: Money Market Class I. All proceeds received by Fidelity on account of Shares attributable to Participant accounts will be reinvested in the Fidelity Money Market Portfolio as soon as administratively possible and such investment will be credited to the Saving Plan Participant's individual account. Participants may contact Fidelity after the reinvestment is complete at 1-800-835-5091 to have any proceeds of the sale of Shares attributable to their accounts which were invested in the Fidelity Retirement Money Market Portfolio invested in other investment options offered under the Savings Plan.

     Dividend Reinvestment Plan. As of April 9, 1997, the Dividend Reinvestment Plan owned 84,486 Shares. Shares credited to participants' accounts under the Dividend Reinvestment Plan will be tendered by The Bank of New York, as administrator, according to instructions provided to the administrator from participants in the Dividend Reinvestment Plan. Shares for which the administrator has not received timely instructions from participants will not be tendered. The administrator will make available to the participants whose accounts are credited with Shares under the Dividend Reinvestment Plan all documents furnished to stockholders generally in connection with the Offer. BECAUSE THE DEPOSITARY FOR THE OFFER ALSO ACTS AS ADMINISTRATOR OF THE DIVIDEND REINVESTMENT PLAN, PARTICIPANTS IN THE DIVIDEND REINVESTMENT PLAN MAY USE THE LETTER OF TRANSMITTAL TO INSTRUCT THE ADMINISTRATOR REGARDING THE OFFER BY COMPLETING THE BOX ENTITLED "DIVIDEND REINVESTMENT PLAN SHARES." Each participant may direct that all, some or none of the Shares credited to the participant's account under the Dividend Reinvestment Plan be tendered and the price at which such participant's Shares are to be tendered. Participants in the Dividend Reinvestment Plan are urged to read the Letter of Transmittal and related materials carefully.

     Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that (i) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular stockholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Friday, June 6, 1997.

     For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur, any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be retendered before the Expiration Date by again following any of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     Participants in the Dividend Reinvestment Plan should notify the Depositary in accordance with the procedures for withdrawal set forth in this Section 4 in the event that they wish to deliver a notice of withdrawal, and should specify in such notice of withdrawal that the Shares to be withdrawn pursuant thereto are credited to such participant's account in the Dividend Reinvestment Plan. Participants in the Savings Plan should disregard the foregoing procedures with respect to Shares attributable to their individual accounts and should follow the procedures for withdrawal included in the letter furnished to such participants by Fidelity.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date. The Company will select the lowest Purchase Price that will allow it to buy 2,700,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $56 nor less than $48 per Share) validly tendered and not withdrawn pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering stockholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after April 11, 1997 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

          (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

          (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
     (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing for the Offer; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on April 10, 1997; or

          (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

          (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that
     (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

          (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are listed and principally traded on the NYSE. The Shares are also listed and traded on the Pacific Stock Exchange. The high and low closing sales prices per Share on the NYSE

Composite Tape as compiled from published financial sources and the quarterly cash dividends paid per Share for the periods indicated are listed below:

                                                                   HIGH            LOW       DIVIDENDS
                                                                   ----            ---       ---------
FISCAL 1995
  1st Quarter...............................................  $17   3/8       $14  1/4         $.10
  2nd Quarter...............................................   15   1/8        10  3/4          .10
  3rd Quarter...............................................   16              11  1/8          .10
  4th Quarter...............................................   17              14  1/8          .10
FISCAL 1996
  1st Quarter...............................................  $18   1/8       $13  5/8         $.10
  2nd Quarter...............................................   27   1/8        18               .10
  3rd Quarter...............................................   31   5/8        21  5/8          .10
  4th Quarter...............................................   40   1/2        26  7/8          .10

     The closing per Share sales price as reported on the NYSE Composite Tape on April 9, 1997, the last full trading day before the announcement by the Company of the price range of and the number of Shares sought in the Offer, was $45 7/8. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

     In connection with its consideration of the Offer and the implementation of a new capital structure for the Company that will enhance long-term stockholder value, the Board of Directors has suspended payment of regular quarterly dividends in respect of the Shares. Stockholders should therefore not expect to receive any such dividends in the foreseeable future, although the Board expects to consider distributions to stockholders in the form of further open market share repurchases and otherwise. See Introduction.

8.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     The Company is making the Offer in order (i) to use the Company's cash and debt capacity to improve the Company's capital structure and lower its cost of capital for the benefit of its stockholders and (ii) to afford to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Board of Directors believes the Company's financial condition and outlook for cash generation will allow it to meet the Company's first priority, which is to reinvest in the business, including through acquisitions. The Board of Directors believes that the purchase of Shares is an attractive use of the Company's financial resources and that the use of borrowing to fund the Offer will result in a more efficient capital structure for the Company. As part of the new capital structure strategy, the Company's Board of Directors also adopted new policies pertaining to the distribution to its stockholders of excess cash not required for value-enhancing investments, including acquisitions. To this end, the Board has suspended payment of regular quarterly cash dividends to the Company's stockholders, although it anticipates additional distributions at appropriate times in the form of open market share repurchases or otherwise. After the share repurchase is completed, the Company believes it will have ready access to sources of capital sufficient to fund investments in the business, including through acquisition opportunities that might become available.

     The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $56 nor less than $48 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. In addition, the Offer may give stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer.

     In addition to its authorization of the Offer, the Board of Directors has also authorized the Company to purchase in open market or privately negotiated transactions, or otherwise, up to

200,000 additional Shares after the consummation of the Offer. Any such open market or privately negotiated purchase may be on the same terms or on terms more favorable or less favorable to stockholders than the terms of the Offer. However, the Company is not obligated to make any such open market or privately negotiated purchases, and no assurance can be given that the Company will engage in such transactions. In any event, the Company will not make (and is restricted from doing so under Rule 13e-4(f)) any such purchases until the expiration of at least ten business days after the termination of the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans and employment agreements. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     As of March 14, 1997, there were 14,877,014 Shares outstanding and 555,900 Shares issuable upon exercise of all outstanding vested Options. As of March 14, 1997, the Company's directors and executive officers as a group (19 persons) beneficially owned 684,748 Shares (including Shares issuable to such persons upon exercise of Options exercisable within sixty days of such date) which constituted 4.7% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within sixty days of such date were exercised) at such time. If the Company purchases 2,700,000 Shares pursuant to the Offer (approximately 18% of the outstanding Shares as of March 14, 1997) and no director or executive officer tenders Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 6% of the outstanding Shares (including shares issuable if Options held by the Company's directors and executive officers exercisable within sixty days of such date were exercised). In addition to the foregoing, 1,513,250 Shares are issuable to the Company's directors and officers as a group upon exercise of outstanding unvested options under the Company's stock option plans or agreements relating thereto, which options are eligible for vesting at various times through 2002.

     Except as set forth in Schedule I hereto, based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10. SOURCE AND AMOUNT OF FUNDS

     Assuming that the Company purchases 2,700,000 Shares pursuant to the Offer at a purchase price of $56 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer (but excluding interest on funds borrowed to finance such purchase of Shares), to be approximately $151.7 million. The Company anticipates that the funds necessary to purchase Shares pursuant to the Offer and to pay the related fees and expenses will come from a five-year Revolving Credit Facility ("Revolving Credit Facility") to be supplied by The First National Bank of Chicago ("FNBC") pursuant to a Commitment Letter ("Commitment Letter") dated March 31, 1997. FNBC reserves the right to syndicate a portion of its aggregate commitment to one or more other financial institutions. A copy of the Commitment Letter is filed as Exhibit (b) to the Schedule 13E-4 and is incorporated herein by reference.

     The Revolving Credit Facility will provide an initial maximum principal availability of $400,000,000. Outstanding principal under the unsecured Revolving Credit Facility will bear interest at the base rate (determined by reference to FNBC's corporate base rate or to the Federal Funds effective rate) or LIBOR plus an applicable margin based on the ratio of the Company's debt to cash flow.

     The Commitment Letter provides that the definitive agreement for the Revolving Credit Facility will obligate the Company to pay certain facility fees, arrangement fees, annual administrative fees, and to reimburse the lenders thereunder for certain fees and expenses they incur in making the loan. The Commitment Letter also provides that the definitive loan agreement will contain certain financial covenants related to the Company's ratios of debt to cash flow and cash flow (plus rentals but less capital expenditures) to interest expense (plus rentals). The Commitment Letter provides that the definitive loan agreement will contain usual and customary (a) affirmative and negative covenants, including restrictions on the Company's ability, and the ability of certain of its subsidiaries, subject to certain exceptions, to incur debt, pay dividends, make investments and acquisitions, sell assets, enter into mergers and redeem or repurchase stock and (b) events of default, including failure to pay principal or interest, breaches of representations or covenants, certain events of bankruptcy or insolvency and a change in control (as defined therein).

     The Company expects to repay the borrowings used to purchase Shares pursuant to the Offer through, depending on business and market conditions, public or private offerings of securities, additional bank borrowings, issuance of commercial paper, internally generated funds or other financings, or such combination of the foregoing as the Company may deem appropriate. See "Pro Forma Financial Information" for further information concerning the assumed cost of funds for the Offer.

11. CERTAIN INFORMATION ABOUT THE COMPANY

     The Company is a global provider of vehicle service solutions to franchised dealers and independent service locations, service support to vehicle manufacturers and original equipment components to the world-wide motor vehicle industry.

     The Company's principal executive offices are located at 700 Terrace Point Drive, Muskegon, Michigan 49443, and the Company's telephone number is (616) 724-5000.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table presents summary historical consolidated financial data for the periods indicated. The historical financial data (other than the ratios of earnings to fixed charges) for the years ended December 31, 1996 and 1995 were derived from the audited Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the years ended December 31, 1996 and 1995. The following summary financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements and related notes, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Annual Report on Form 10-K for the years ended December 31, 1996 and 1995 referred to above. Copies of these reports may be obtained from the Commission in the manner specified in "Additional Information" below.

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996(7)                1995
                                                                 -------                ----
                                                                (IN MILLIONS, EXCEPT PER SHARE)
OPERATING DATA:
Revenues....................................................      $1,109.4             $1,098.1
Cost of products sold.......................................         850.1                853.5
SG&A........................................................         186.5                194.5
Goodwill/Intangible amortization............................           7.2                  8.8
Minority interest loss......................................            --                  3.3
Earnings from equity interests..............................          (5.3)                (3.8)
Restructuring charges and write-off goodwill(1).............          87.9                 10.7
                                                                  --------             --------
Operating income (loss).....................................         (17.0)                31.1
Other expense, (income), net................................          (0.7)                (3.0)
Interest expense, net.......................................          31.8                 35.7
                                                                  --------             --------
(Loss) before income taxes..................................         (48.1)                (1.6)
Provision for income taxes..................................           7.6                 (0.2)
                                                                  --------             --------
(Loss) from continuing operations...........................      $  (55.7)            $   (1.4)
Discontinued operation, net of taxes(2).....................            --                 (2.8)
Extraordinary item, net of taxes(3).........................          (6.6)                (1.1)
                                                                  --------             --------
Net (loss)..................................................      $  (62.3)            $   (5.3)
(Loss) per share from continuing operations.................      $  (3.98)               (0.10)
(Loss) per share from discontinued operation................            --                (0.22)
Extraordinary item per share................................         (0.47)               (0.08)
                                                                  --------             --------
Net loss per share..........................................      $  (4.45)            $  (0.40)
                                                                  --------             --------
Weighted average shares outstanding.........................          14.0                 13.2
Ratio of earnings to fixed charges(4).......................            --                   --
FINANCIAL RATIOS AND OTHER DATA:
EBITDA(5)...................................................      $  111.7             $   85.3
Depreciation................................................          32.7                 33.2
Amortization................................................           8.1                 10.3
Capital expenditures........................................          20.2                 31.0
BALANCE SHEET DATA (AT PERIOD END):
Working Capital.............................................      $  233.7             $  152.5
Property, plant and equipment, net..........................         123.8                213.0
Total assets(6).............................................         616.0                831.4
Long-term debt..............................................         227.9                318.9
Shareholders' equity........................................         105.9                162.2
Book value per share........................................      $   7.52             $  12.07

-------------------------
(1) In 1996, the Company recognized a $20 million ($12.4 million after-tax) restructuring charge to combine five Specialty Service Tool divisions into two divisions, rationalize certain international operations, and for an early retirement program. The Company also recognized a $67.8 million write-off of goodwill related to the Automotive Diagnostics Division in 1996. 1995 includes a $7 million restructuring charge to begin the combination of five divisions into two and a $3.7 million restructuring charge to close a foundry operation in Germany.

(2) In 1995, the Company sold SPX Credit Corporation and recorded a loss on the sale of this unit.

(3) During 1996, the Company purchased $99.9 million of its 11-3/4% senior subordinated notes (the "Notes") at a premium of $6.6 million, net of taxes and, in 1995, purchased $31.7 of these notes at a premium of $1.1 million, net of taxes.

(4) For purposes of determining the ratio of earnings to fixed changes, earnings consist of income (loss) before income taxes from continuing operations plus fixed charges. Fixed charges consist of interest expense, net (including amortization of deferred financing costs) and that portion of rent expense estimated to be representative of the Interest factor. Earnings were insufficient to cover fixed charges by $48.1 million for the year ended December 31, 1996 and by $1.6 million for the year ended December 31, 1995. If the 1996 restructuring charge and goodwill write-off of $87.9 million, and the 1995 restructuring charge of $10.7 million are excluded, the ratio of earnings to fixed charges would have been 2.10 for the year ended December 31, 1996 and 1.22 for the year ended December 31, 1995.

(5) EBITDA represents operating income (loss) before restructuring charges and write-off of goodwill, depreciation, and amortization, EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the Company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service its indebtedness.

(6) Total assets include costs in excess of net assets of businesses acquired ("Goodwill") of $58.7 million at December 31, 1996 and $192.3 million at December 31, 1995. At December 31, 1996, $59.5 million of goodwill was included in "net assets under agreement for sale" and was included in the disposition of Sealed Power Division ("SPD") on February 7, 1997. See Note 4 to the consolidated financial statements for further explanation.

(7) Includes SPD and Hy-Lift. SPD was sold on February 7, 1997 and Hy-Lift was sold on November 1, 1996. Refer to Note 4 to the consolidated financial statements for further explanation.

                        PRO FORMA FINANCIAL INFORMATION

                               SUMMARY UNAUDITED
                        PRO FORMA FINANCIAL INFORMATION

     The following table presents summary unaudited pro forma consolidated financial data for the periods indicated. The unaudited pro forma financial data (other than the ratios of earnings to fixed charges) for the year ended December 31, 1996 was derived from the audited Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. The following summary financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements and related notes, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Annual Report on Form 10-K for the year ended December 31, 1996 referred to above. Copies of these reports may be obtained from the Commission in the manner specified in "Additional Information" below.

     On February 7, 1997, the Company completed the sale of substantially all of the assets and rights used in the manufacture and distribution of piston rings and cylinder liners, known as SPD. The sale to Dana Corporation was for $223 million of gross cash proceeds. In addition, the buyer assumed substantially all of the liabilities and obligations of the business, excluding liabilities related to income tax and certain other taxes, certain liabilities, debt, and certain employee-related liabilities. Additionally, effective November 1, 1996, the Company sold its Hy-Lift division to W.A. Thomas Company. Hy-Lift manufactures and distributes engine valve train components to both the original equipment market and aftermarket. The sales proceeds of $15 million were paid in cash at the closing. The consolidated financial statements include the results of SPD through December 31, 1996 and the results of Hy-Lift through November 1, 1996, its date of disposition. The consolidated balance sheets present the assets and liabilities of SPD which were sold to or assumed by the buyer as "Net assets under Agreement for Sale."

     Starting in mid-March 1997, the Company announced a tender offer for the remaining $128.4 million of the Notes. Tenders for $126.7 million of the Notes occurred as of March 25, 1997. Payment will be made on April 14, 1997. The premium to purchase the Notes will be recorded as an extraordinary item, net of taxes. The Company expects to pay a pretax premium of $16.4 million, or $10 million aftertax, to purchase the Notes.

     The unaudited pro forma operating data and financial ratios assume that (1) the sales of SPD and Hy-Lift occurred as of January 1, 1996, (2) the purchase of $126.7 million of the Notes occurred as of January 1, 1996, and (3) the repurchase of Shares occurred as of January 1, 1996. The unaudited pro forma balance sheet data assume that the sale of SPD, the purchase of the Notes, and the repurchase of the Shares occurred as of the balance sheet date. The unaudited pro forma information does not purport to represent what the results of operations or financial position of the Company would actually have been if these transactions had in fact occurred on such dates or to project the Company's financial position or results of operations for any future period. For additional information, see "Pro Forma Consolidated Financial Statements."

                                                                  YEAR ENDED DECEMBER 31, 1996
                                                                --------------------------------
                                                                         PRO FORMA (1)
                                                                --------------------------------
                                                                AT $48 PER            AT $56 PER
                                                                  SHARE                 SHARE
                                                                ----------            ----------
                                                                (IN MILLIONS, EXCEPT PER SHARE)
OPERATING DATA:
Revenues....................................................      $839.9                $839.9
Cost of products sold.......................................       609.5                 609.5
SG&A........................................................       171.5                 171.5
Goodwill/Intangible amortization............................         5.4                   5.4
Earnings from equity interests..............................        (0.9)                 (0.9)
Restructuring charges and write-off goodwill(1).............        83.7                  83.7
Operating income (loss).....................................       (29.3)                (29.3)
Other expense, (income), net................................        (0.8)                 (0.8)

                                                                  YEAR ENDED DECEMBER 31, 1996
                                                                --------------------------------
                                                                         PRO FORMA (1)
                                                                --------------------------------
                                                                AT $48 PER            AT $56 PER
                                                                  SHARE                 SHARE
                                                                ----------            ----------
                                                                (IN MILLIONS, EXCEPT PER SHARE)
Interest expense, net.......................................        23.1                  24.6
(Loss) before income taxes..................................       (51.6)                (53.1)
Provision for income taxes..................................         6.4                   5.8
(Loss) from continuing operations(3)........................      $(58.0)               $(58.9)
(Loss) per share from continuing operations.................      $(5.13)               $(5.21)
Weighted average shares outstanding.........................        11.3                  11.3
Ratio of earnings to fixed charges(4).......................          --                    --
FINANCIAL RATIOS AND OTHER DATA:
EBITDA(5)...................................................      $ 81.8                $ 81.8
Depreciation................................................        20.3                  20.3
Amortization................................................         6.3                   6.3
Capital expenditures........................................        13.2                  13.2
BALANCE SHEET DATA (AT PERIOD END):
Working Capital.............................................      $ 86.9                $ 86.9
Property, plant and equipment, net..........................       123.8                 123.8
Total assets................................................       482.2                 482.2
Long-term debt..............................................       191.0                 212.6
Shareholders' equity........................................        (3.2)                (24.8)
Book value per share........................................      $ (.28)               $(2.19)

-------------------------
(1) The pro forma information assumes 2.7 million Shares are purchased by the Company at $48 per Share and $56 per Share, with the purchase being financed with borrowings under the Credit Facility of $130.1 million and $151.7 million, respectively. Expenses directly incurred to purchase the Shares are included as part of the cost of the Shares acquired. The assumed interest rate used in the pro forma on the revolving credit borrowings was 7.0%, the current average interest rate experienced by the company.

(2) In 1996, the Company recognized a $15.8 million ($9.8 million aftertax) restructuring charge to combine five Specialty Service Tool divisions into two divisions and to rationalize certain international operations. The Company also recognized a $67.8 million write-off goodwill related to the Automotive Diagnostics division.

(3) Excludes the extraordinary item, net of taxes, for the early retirement of debt in 1996, including any pro forma effect related to the repurchase of the Shares.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes from continuing operations plus fixed charges. Fixed charges consist of interest expense, net (including amortization of deferred financing costs) and that portion of rent expense estimated to be representative of the interest factor. Earnings were insufficient to cover fixed charges by $51.6 million on a pro forma basis assuming Shares were repurchased at $48 per share for the year ended December 31, 1996, and by $53.1 million on a pro forma basis assuming Shares were repurchased at $56 per share for the year ended December 31, 1996. If the 1996 restructuring charge and write-off of goodwill, $83.7 million, is excluded, the ratio of earnings to fixed charges would have been 2.20 on a pro forma basis assuming Shares were repurchased at $48 per share for the year ended December 31, 1996, and 2.09 on a pro forma basis assuming Shares were repurchased at $56 per share for the year ended December 31, 1996.

(5) EBITDA represents operating income (loss) before restructuring charges and write-off of goodwill, depreciation, and amortization. EBITDA is not presented herein as an alternative measure of operating results, cash flow (as defined by generally accepted accounting principles) or liquidity and does not necessarily represent the cash available to fund cash requirements of the company. EBITDA is instead included because it is one measure used by certain investors as an indicator of a company's operating performance and its ability to service its indebtedness.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Consolidated Financial Statements of the Company for the year ended December 31, 1996 are derived from the audited Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     On February 7, 1997, the Company completed the sale of substantially all of the assets and rights used in the manufacture and distribution of piston rings and cylinder liners, known as SPD. The sale to Dana Corporation was for $223 million of gross cash proceeds. In addition, the buyer assumed substantially all of the liabilities and obligations of the business, excluding liabilities related to income tax and certain other taxes, certain liabilities, debt, and certain employee-related liabilities. Additionally, effective November 1, 1996, the Company sold its Hy-Lift division to W.A. Thomas Company. Hy-Lift manufactures and distributes engine valve train components to both the original equipment market and aftermarket. The sales proceeds of $15 million were paid in cash at the closing. The consolidated financial statements include the results of SPD through December 31, 1996 and the results of Hy-Lift through November 1, 1996, its date of disposition. The consolidated balance sheets present the assets and liabilities of SPD which were sold to or assumed by the buyer as "Net assets under Agreement for Sale."

     Starting in mid-March 1997, the Company announced a tender offer for the remaining $128.4 million of the Notes. Tenders for $126.7 million of Notes occurred as of March 25, 1997. Payment will be made on April 14, 1997. The premium to purchase the Notes will be recorded as an extraordinary item, net of taxes. The Company expects to pay a pretax premium of $16.4 million, or $10 million aftertax, to purchase the Notes.

     The unaudited Condensed Pro Forma Consolidated Statement of Income for the year ended December 31, 1996 assumes that (1) the sales of SPD and Hy-Lift occurred as of January 1, 1996, (2) the purchase of $126.7 million of the Notes occurred as of January 1, 1996, and (3) the repurchase of the Shares occurred as of January 1, 1996. The unaudited Condensed Pro Forma Consolidated Balance Sheet at December 31, 1996 assumes that the sale of SPD, the purchase of the Notes, and the repurchase of the Shares occurred as of the balance sheet date. The unaudited pro forma information does not purport to represent what the results of operations or financial position of the Company would actually have been if these transactions had in fact occurred on such dates or to project the Company's financial position or results of operations for any future period.

     The following summary financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements and related notes, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Annual Report on Form 10-K for the year ended December 31, 1996. Copies of this report may be obtained from the Commission in the manner specified in "Additional Information" below.

                     SUMMARY CONSOLIDATED INCOME STATEMENT

                                                                  YEAR ENDED DECEMBER 31, 1996
                               --------------------------------------------------------------------------------------------------
                                                                                       AT $48 PURCHASE         AT $56 PURCHASE
                                                                                          PRICE(4)                PRICE(4)
                                            SALE OF SPD                     AS      ---------------------   ---------------------
                               HISTORICAL   & HY-LIFT(1)   ADJUSTMENTS   ADJUSTED   ADJUST(4)   PRO FORMA   ADJUST(4)   PRO FORMA
                               ----------   ------------   -----------   --------   ---------   ---------   ---------   ---------
                                                                (IN MILLIONS, EXCEPT PER SHARE)
Revenues.....................   $1,109.4      $ (269.5)      $   --       $839.9      $  --      $839.9      $   --      $839.9
Cost of products sold........      850.1        (240.6)                    609.5                  609.5                   609.5
SG&A.........................      186.5         (15.0)                    171.5                  171.5                   171.5
Goodwill/intangible
  amortization...............        7.2          (1.8)                      5.4                    5.4                     5.4
Earnings from equity
  interests..................       (5.3)          4.4                      (0.9)                  (0.9)                   (0.9)
Restructuring charges and
  write-off of goodwill......       87.9          (4.2)          --         83.7         --        83.7          --        83.7
                                --------      --------       ------       ------      -----      ------      ------      ------
Operating income (loss)......      (17.0)        (12.3)          --        (29.3)        --       (29.3)         --       (29.3)
Other expense, (income),
  net........................       (0.7)         (0.1)                     (0.8)                  (0.8)                   (0.8)
Interest expense, net........       31.8            --        (17.8)(2)     14.0        9.1        23.1        10.6        24.6
                                --------      --------       ------       ------      -----      ------      ------      ------
Income (loss) before
  income.....................      (48.1)        (12.2)        17.8        (42.5)      (9.1)      (51.6)      (10.6)      (53.1)
Provisions for income
  taxes......................        7.6          (4.6)         6.8(3)       9.8       (3.4)        6.4        (4.0)        5.8
                                --------      --------       ------       ------      -----      ------      ------      ------
Income (loss) from continuing
  operations(5)..............   $  (55.7)     $   (7.6)      $ 11.0       $(52.3)     $(5.7)     $(58.0)     $ (6.6)     $(58.9)
                                --------      --------       ------       ------      -----      ------      ------      ------
Income (loss) per share from
  continuing operations......   $  (3.98)                                 $(3.74)                $(5.13)                 $(5.21)
Weighted average shares......       14.0                                    14.0       (2.7)       11.3        (2.7)       11.3

-------------------------
(1) Represents the results of the Hy-Lift division through November 1, 1996, its date of disposition, and the results of SPD for the year ended December 31, 1996. SPD was sold on February 7, 1997.

(2) Adjustment to interest expense, net, to reflect the use of the net cash proceeds from the sale of SPD to repurchase the Notes and the balance of the proceeds applied to the revolving credit borrowings.

(3) Tax effect of the interest adjustment in (2) above at the Company's incremental tax rate of 38%.

(4) Reflects increased interest expense as a result of borrowing to repurchase the Shares. The tax benefit was calculated at the Company's incremental tax rate of 38%.

(5) Excludes the extraordinary item, net of taxes, for the early retirement of debt in 1996, including any pro forma effect related to (2) above.

                       SUMMARY CONSOLIDATED BALANCE SHEET

                                                                        DECEMBER 31, 1996
                                   -------------------------------------------------------------------------------------------
                                                                                    AT $48 PURCHASE         AT $56 PURCHASE
                                                                                       PRICE(3)                PRICE(3)
                                                                                    ---------------         ---------------
                                                 SALE OF   PURCHASE      AS                     PRO                     PRO
                                   HISTORICAL    SPD(1)    NOTES(2)   ADJUSTED   ADJUST(3)     FORMA     ADJUST(3)     FORMA
                                   ----------    -------   --------   --------   ---------     -----     ---------     -----
                                                                          (IN MILLIONS)
ASSETS:
Cash and temporary investments...    $ 12.3      $ 177.0   $(177.0)    $ 12.3     $    --     $  12.3     $    --     $ 12.3
Receivables......................      96.5                              96.5                    96.5                   96.5
Inventories......................     109.2                             109.2                   109.2                  109.2
Deferred income tax asset and
  refunds........................      42.2                              42.2                    42.2                   42.2
Net assets under agreement for
  sale...........................     133.8       (133.8)                  --                      --                     --
Prepaid and other current
  assets.........................      14.1           --        --       14.1          --        14.1          --       14.1
                                     ------      -------   -------     ------     -------     -------     -------     ------
  Total current assets...........    $408.1      $  43.2   $(177.0)    $274.3     $    --     $ 274.3     $    --     $274.3
Investments......................       3.5                               3.5                     3.5                    3.5
Property, plant & equipment,
  net............................     123.8                             123.8                   123.8                  123.8
Other assets.....................      21.9                              21.9                    21.9                   21.9
Costs in excess of net assets of
  business acquired..............      58.7           --        --       58.7          --        58.7          --       58.7
                                     ------      -------   -------     ------     -------     -------     -------     ------
  Total assets...................    $616.0      $  43.2   $(177.0)    $482.2     $    --     $ 482.2     $    --     $482.2
                                     ------      -------   -------     ------     -------     -------     -------     ------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Notes payable and current
  maturities of long-term debt...    $  1.4      $    --   $    --     $  1.4     $    --     $   1.4     $    --     $  1.4
Accounts payable.................      53.0                              53.0                    53.0                   53.0
Accrued liabilities..............     115.0         13.0                128.0          --       128.0          --      128.0
Income taxes payable.............       5.0           --        --        5.0          --         5.0          --        5.0
                                     ------      -------   -------     ------     -------     -------     -------     ------
  Current Liabilities............    $174.4      $  13.0   $    --     $187.4     $    --     $ 187.4     $    --     $187.4
Long-term liabilities............      92.6          5.0                 97.6                    97.6                   97.6
Deferred income taxes............      15.2         (5.8)                 9.4                     9.4                    9.4
Long-term debt:
Revolving credit agreement.......      73.0                  (40.3)      32.7       130.1       162.8       151.7      184.4
11 3/4% Senior Subordinated
  Notes..........................     128.4                 (126.7)       1.7                     1.7                    1.7
All Other........................      26.5           --        --       26.5          --        26.5          --       26.5
                                     ------      -------   -------     ------     -------     -------     -------     ------
Total long-term debt.............     227.9           --    (167.0)      60.9       130.1       191.0       151.7      212.6
Shareholder's equity
Common stock.....................     164.0                             164.0                   164.0                  164.0
Paid in capital..................      60.8                              60.8                    60.8                   60.8
Retained earnings................     (48.7)        31.0     (10.0)     (27.7)         --       (27.7)         --      (27.7)
Treasury stock...................     (50.0)                            (50.0)     (130.1)     (180.1)     (151.7)    (201.7)
All Other........................     (20.2)          --        --      (20.2)         --       (20.2)         --      (20.2)
                                     ------      -------   -------     ------     -------     -------     -------     ------
Total Shareholders' equity.......     105.9         31.0     (10.0)     126.9      (130.1)       (3.2)     (151.7)     (24.8)
                                     ------      -------   -------     ------     -------     -------     -------     ------
Total liabilities and
  shareholders' equity...........    $616.0      $  43.2   $(177.0)    $482.2     $    --     $ 482.2     $    --     $482.2
                                     ------      -------   -------     ------     -------     -------     -------     ------

-------------------------
(1) Reflects the sale of SPD. Gross cash proceeds were $223 million, $177 million net. The adjustment assumes the applicable income taxes were paid and certain liabilities arising as a result of the transaction were recorded. The aftertax gain, $31 million, is shown as an addition to retained earnings.

(2) Shows the effect of the Company's tender offer for the Notes. The Company expects to pay a pretax premium of $16.4 million, or $10 million aftertax, to purchase the Notes. Additionally, this adjustment shows the use of the balance of the net proceeds from the sale of SPD as a $40.3 million reduction in the revolving credit borrowings.

(3) Reflects the repurchase of 2.7 million Shares at $48 and $56 per share, plus estimated fees of $.5 million.

     ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE and the Pacific Stock Exchange, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from such exchanges.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. As discussed below, depending upon a stockholder's particular circumstances, the Company's purchase of such stockholder's Shares pursuant to the Offer may be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer to Purchase as an exchange of Shares for cash.

     This summary does not apply to Shares reflecting interests in the Fund and may not apply to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. The summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a beneficial owner of Shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, or (iii) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. This discussion does not address the tax consequences to foreign stockholders who will be subject to United states federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. Foreign stockholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

     United States Holders Who Receive Cash Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a United States Holder, depending on such holder's particular circumstances will be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

     Under Section 302 of the Code, a United States Holder whose Shares are exchanged pursuant to the Offer will be treated as having sold such Shares, and thus will recognize gain or loss if the exchange (i) is "not essentially equivalent to a dividend" with respect to the holder, (ii) is "substantially disproportionate" with respect to such holder or (iii) results in "complete termination" of such holder's equity interest in the Company, each as discussed below. In applying these tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

     If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's exchange of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

     A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly-held corporation is minimal and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

     In general, because the Company has only one class of stock outstanding, an exchange of Shares for cash will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange.

     A United States Holder that exchanges all Shares actually or constructively owned by such holder for cash pursuant to the offer will be treated as having completely terminated such holder's equity interest in the Company.

     If a United States Holder is treated as having sold such holder's Shares under any of the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

     If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be, (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder is not a dividend because the Company does not have sufficient current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

     The Company cannot predict whether or to what extent the offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

     Stockholders who do not receive cash pursuant to the Offer. Stockholders, none of whose Shares are exchanged pursuant to the Offer, will not incur any tax liability as a result of the consummation of the offer.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign stockholders and backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designated to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Managers' soliciting fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

     The Company has retained Goldman, Sachs & Co. ("Goldman Sachs") to act as the Dealer Managers in connection with the Offer. Goldman Sachs will receive a fee for their services as Dealer Managers of $.10 for each Share purchased by the Company pursuant to the Offer. The Company also has agreed to reimburse Goldman Sachs for certain expenses incurred in connection with the Offer, including out-of-pocket expenses and the reasonable fees and disbursements of their counsel and to indemnify Goldman Sachs against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Goldman Sachs has rendered various investment banking and other advisory services to the Company in the past, for which they have received customary compensation, and can be expected to render similar services to the Company in the future. The Company has retained Kissel-Blake Inc. as Information Agent and The Bank of New York as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Managers and Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Managers) for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. MISCELLANEOUS

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGERS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGERS.

                                          SPX CORPORATION

APRIL 11, 1997

                                                                      SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiary of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to April 11, 1997.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

          By Mail:                Facsimile Transmission:     By Hand or Overnight Courier:
Tender & Exchange Department    (for Eligible Institutions    Tender & Exchange Department
       P.O. Box 11248                      Only)                   101 Barclay Street
    Church Street Station             (212) 815-6213           Receive and Deliver Window
     New York, New York                                         New York, New York 10286
         10286-1248             For Information Telephone:
                                      (800) 507-9357

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:
                               KISSEL-BLAKE INC.

                                110 Wall Street
                            New York, New York 10005
                                 (212) 344-6733

                                       or

                         CALL TOLL-FREE (800) 554-7733

                     The Dealer Managers for the Offer are:
                              GOLDMAN, SACHS & CO.

                                85 Broad Street,
                            New York, New York 10004
                         Call Toll-Free (800) 828-3182